ASSET PURCHASE AGREEMENT

BY AND AMONG

FRONTRUNNER NETWORK SYSTEMS CORP.

CAPITAL GROWTH SYSTEMS, INC.

AND

WILLIAMS INTERACTIVE MEDIA INC.

DATED FEBRUARY 19, 2008

TABLE OF CONTENTS

ARTICLE I PURCHASE AND SALE		1
1.1	Purchased Assets.	1
1.2	Excluded Assets	2
1.3	Assumed Liabilities.	3
1.4	Excluded Liabilities	3
ARTICLE II CLOSING		3
2.1	Closing Date.	3
2.2	Purchase Price	4
2.3	Payment of Purchase Price	6
2.4	Allocation of Purchase Price	6
2.5	Release of Escrow Amount; Post-Closing Payment	6
2.6	Buyer’s Additional Deliveries.	7
2.7	Seller’s Deliveries.	7
ARTICLE III REPRESENTATIONS, WARRANTIES AND COVENANTS		8
3.1	Representations, Warranties and Covenants of Seller and Shareholder.	8
3.2	Representations and Warranties of Buyer.	14
ARTICLE IV ADDITIONAL AGREEMENTS		14
4.1	Sales and Transfer Taxes; Tax Settlements.	14
4.2	Discharge of Liabilities.	14
4.3	Operation of Business Prior to Closing	14
4.4	Further Assurances.	15
4.5	Access to Books and Records; Audit	15
4.6	Consents	15
4.7	Change in Representations and Warranties	15
4.8	Employment by Buyer	15
4.9	Liability	16
4.10	Post-Closing Payment	16
4.11	Over 90-Day A/R Amount	16
4.12	Cafeteria Plan	16
4.13	401(k) Plan	17
ARTICLE V CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER		17
5.1	No Misrepresentation or Breach of Covenants, Representations and Warranties.	17
5.2	No Restraint or Litigation.	17
5.3	Necessary Consents.	17
5.4	Corporate Approvals	17
5.5	Escrow Agreement	17
5.6	Liens Releases	18
5.7	Tax Clearance	18
ARTICLE VI CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER AND SHAREHOLDER		18
6.1	No Misrepresentation or Breach of Covenants and Warranties.	18
6.2	No Restraint or Litigation.	18
6.3	Escrow Agreement	18
ARTICLE VII		18
SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS AND INDEMNIFICATION		18

ii

7.1	Survival of Representations, Warranties, Covenants and Indemnities	18
7.2	Indemnification by Seller and Shareholder	19
7.3	Indemnification by Buyer	19
7.4	Limitation on Indemnification	20
7.5	Notice of Indemnification Claims	20
7.6	Miscellaneous	21
7.7	Payment of Indemnification	22
7.8	Exclusivity	22
ARTICLE VIII TERMINATION		22
8.1	Methods of Termination.	22
8.2	Procedure Upon Termination.	23
ARTICLE IX GENERAL PROVISIONS		23
9.1	Definitions.	23
9.2	Public Announcement.	26
9.3	Notices.	26
9.4	Successors and Assigns.	27
9.5	Entire Agreement; Amendments.	27
9.6	Interpretation.	27
9.7	Waivers.	27
9.8	Expenses.	27
9.9	Partial Invalidity.	28
9.10	Execution in Counterparts.	28
9.11	Governing Law.	28
9.12	Currency	28
9.13	Recitals.	28

SCHEDULES AND EXHIBITS

Schedule 1.1(c)	Real and Personal Property Leases
Schedule 1.1(f)	Contracts
Schedule 1.1(g)	Employment Agreements
Schedule 1.1(h)	Equipment and Personal Property
Schedule 1.1(n)	Intellectual Property
Schedule 1.2	Excluded Assets
Schedule 2.4	Allocation of Purchase Price
Schedule 3.1(j)	Employees and Independent Contractors
Schedule 3.1(m)	Real Property
Schedule 3.1(o)	Product Warranties
Schedule 3.1(p)	Contracts
Schedule 3.1(q)	Welfare Plans
Schedule 3.1(r)	Customers and Suppliers

Exhibit A	Escrow Agreement
Exhibit B	Assumption Agreement
Exhibit C	Bill of Sale
Exhibit D	Non-Competition Agreement
Exhibit E	Glendale Heights Sublease

iii

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the “Agreement”), is entered into this 19th day of February, 2008 by and among Williams Interactive Media Inc., a New York corporation (“Buyer”), Frontrunner Network Systems Corp., a Delaware corporation (“Seller”) and Capital Growth Systems, Inc., a Florida corporation (“Shareholder”).

RECITALS

A. Seller is in the business of installing and servicing customer-premise voice, data and video networks (“Business”).

B. Seller desires to sell to Buyer and Buyer desires to purchase from Seller, substantially all of Seller’s tangible and intangible assets of the Business, all as further detailed in this Agreement and on the terms and the conditions set forth herein.

C. Shareholder is the sole owner of all the issued and outstanding stock of Seller and will benefit from the consummation of the transactions contemplated by this Agreement, and Buyer has conditioned its willingness to enter into this Agreement upon Shareholder assuming certain obligations under this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, Buyer, Seller and Shareholder, intending to be legally bound, hereby agree as follows:

ARTICLE I
PURCHASE AND SALE

1.1 Purchased Assets. Upon the terms and subject to the conditions of this Agreement, on the Closing Date (as hereinafter defined), Seller shall sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase from Seller, on a going concern basis, free and clear of any liens, claims, charges, security interests, mortgages, pledges, easements, conditional sales or other title retention agreements, defects in title, covenants or other restrictions of any kind (“Encumbrances”), all of Seller’s right, title and interest of in, to and under all of the tangible and intangible assets of the Business (except for the Excluded Assets as defined in Section 1.2), including, but not limited to, the following:

(a) all accounts receivable of the Business;

(b) all inventory of the Business

(c) the real property and personal property leases listed on Schedule 1.1(c);

(d) all prepaid expenses that are usable and consumable in the ordinary course of Business;

(e) all prepaid deposits of the Business;

(f) all customer and other contracts, including, but not limited to, those listed and described on Schedule 1.1(f) (the “Contracts”);

(g) all employment agreements listed and described on Schedule 1.1(g);

(h) the equipment and other personal property listed on Schedule 1.1(h);

(i) all rights of Seller pursuant to any express or implied warranties, representations or guarantees made by suppliers furnishing goods or services to the Business;

(j) all governmental and other permits, licenses, approvals, certificates of inspection, authorizations relating to the Business;

(k) all books, records, files and documents relating to the Business, including, but not limited to, the original Contracts, books of account, ledgers, journals, sales and purchase records, credit information, cost and pricing information, business reports, plans and projections and all other correspondence, data and information, financial or otherwise, in any format and media whatsoever;

(l) all claims, causes of action and rights of recovery relating to the Business;

(m) all phone numbers, facsimile numbers or other similar property associated with the Business;

(n) all patents, copyrights and trademarks (and all applications for any of the foregoing), if any, and all licenses, processes, products, apparatus, formulas, trade secrets, know-how, discoveries, inventions, (including conceptions of inventions), if any, product drawings, computer programs, and design, manufacturing, engineering and other technical information used or useful in the Business including, but not limited to, the name “Frontrunner Network Systems, Inc.” and any related or similar trade names, trademarks, service marks, logos, e-mail addresses, web sites, URLs, domain names or assumed names to the extent they incorporate such name and the intellectual property identified on Schedule 1.1(n) (collectively, the “Intellectual Property”);

(o) all insurance proceeds (including applicable deductibles, co-payments or self insured requirements) arising in connection with damage to the assets of the Business being purchased by Buyer occurring prior to the Closing Date, to the extent not expended for the repair or restoration of the assets of the Business being purchased by Buyer; and

(p) all goodwill associated with the Business (the assets described in this Section 1.1 being collectively the “Purchased Assets”).

1.2 Excluded Assets. The Purchased Assets shall not include any of Seller’s rights to any tax refunds or tax settlements with any taxing authority relating to any tax period ending on or prior to the Closing Date (“Tax Settlements”), and those assets listed and described on Schedule 1.2 (the “Excluded Assets”).

1.3 Assumed Liabilities. Buyer shall assume and perform all liabilities and obligations associated with the Contracts and prepaid deposits, all account payables of Seller listed on the Purchase Price Schedule (as defined in Section 2.2(c)), Seller’s remaining debt obligation to Nortel Networks Inc. (the “Nortel Networks Debt”) evidenced by a the promissory note dated October 1, 2007 with a face amount of $711,687.50 and amount outstanding of $591,634.42 as of the date of this Agreement (the “Assumed Liabilities”) and Seller’s obligations under the Cafeteria Plan (as hereinafter defined) and Seller’s 401(k) Plan in accordance with Sections 4.12 and 4.13.

1.4 Excluded Liabilities. Buyer shall not assume and shall not be liable for, and Seller and Shareholder will indemnify Buyer from and against, all obligations, commitments and liabilities of and claims against Seller (whether absolute, accrued or contingent) relating to the Business, except for the Assumed Liabilities. Without limiting the generality of the foregoing, it is agreed that Buyer will have no liability for any of the following obligations or liabilities:

(a) all liabilities in respect of all indebtedness of Seller to all Persons, other than the accounts payable of Seller listed on the Purchase Price Schedule and the Nortel Networks Debt;

(b) all liabilities for all taxes, duties, levies, assessments and other such charges, including any penalties, interests and fines with respect thereto, payable by Seller to any Governmental Agency, including, without limitation, any taxes in respect of or measured by the sale, consumption or performance by Seller of any product or service prior to the Closing Date and any tax or any similar obligations in respect of all remuneration payable to all Persons employed in the Business prior to the Closing Date;

(c) all liabilities for salary, bonus, vacation pay and other compensation and all liabilities under employee benefit plans of Seller relating to employment of all Persons in the Business prior to the Closing Date;

(d) all severance payments, damages for wrongful dismissal and all related costs in respect of the termination by Seller of the employment of any employee of the Business who does not accept Buyer’s offer of employment referred to in Section 4.8; and

(e) all liabilities for claims for injury, disability, death or workers’ compensation arising from or related to employment in the Business prior to the Closing Date (collectively, the “Excluded Liabilities”).

ARTICLE II
CLOSING

2.1 Closing Date. Subject to satisfaction of the conditions hereinafter set forth, the closing shall be consummated on February 15, 2008, in Rochester, New York or at such other place as shall be agreed upon in writing by Buyer and Seller (the“Closing”). The time and date on which the closing is actually held is sometimes referred to herein as the “Closing Date”.

2.2 Purchase Price.

(a) Subject to adjustment under Section 2.2(c), the purchase price for the Business and the Purchased Assets (the “Purchase Price”) shall be the sum of (i) through (iv) below, less (v) and (vi) below:

(i) the difference between (A) accounts receivable of Seller other than those Seller accounts receivable that are in dispute by customers of Seller on the Closing Date (with the amount of such disputed accounts receivable being hereinafter referred to as the “Reserved A/R Amount”), and (B) trade accounts payable of Seller, each as valued as of the Closing Date (the “Accounts Balance”), provided that if the Accounts Balance is a negative number, it shall serve to reduce the Cash Purchase Price (as hereinafter defined) due at the Closing; plus

(ii) the assumption by Buyer of the Nortel Networks Debt; plus

(iii) the value of Seller’s Closing Date warehoused inventory, valued at average cost, provided, that in no case shall Buyer pay more than $50,000 for Seller’s warehoused inventory (the “Inventory Amount”); plus

(iv) the dollar value of payroll and employment expenses from the Closing Date through February 22, 2008 for exempt employees (the “Exempt Payroll Expenses”);

(v) the actual cost of Seller’s Closing Date work in progress inventory and staged inventory (the “WIP Amount”); less

(vi) the difference, but not less than zero, between: (A) the outgoing cash obligation for materials related to the Closing Date Advanced Billings Liability (as hereinafter defined) and (B) the incoming cash from the accounts receivables and amounts scheduled to be invoiced related to the Closing Date Advanced Billings Receivable (as hereinafter defined) (the “Net Advanced Billings Amount”). As used herein, the term “Closing Date Advanced Billings Liability” means the sum of (1) the Closing Date accounts payable balance for materials and equipment associated with the Closing Date Advanced Billings balance, (2) amounts yet-to-be invoiced by suppliers as of the Closing Date for materials and equipment associated with the Closing Date Advanced Billing balance, and (3) the expected Seller cost for material and equipment yet-to-be purchased as of the Closing Date associated with the Closing Date Advanced Billings balance. As used herein, the term “Closing Date Advanced Billings Receivable” means the sum of (1) the Closing Date accounts receivable balance associated with the Closing Date Advanced Billings balance, and (2) amounts yet-to-be invoiced by Seller to its customers as of the Closing Date associated with the Closing Date Advanced Billings balance; less

(vii) $60,000 for potential out-of-pocket expenses with respect to existing maintenance contracts (the “Maintenance Amount”). As used herein, the term “Cash Purchase Price” means the Accounts Balance, Inventory Amount, the WIP Amount, the Exempt Payroll Expenses less the Maintenance Amount and less the Net Advanced Billings Amount.

(b) The Cash Purchase Price due at the Closing shall be reduced by the following amounts to be held in escrow (the “Escrow Holdback”) and paid out to the parties in accordance with the terms set forth herein:

(i) the dollar value of Seller accounts receivable which are more than 90 days past due which do not otherwise constitute a part of the Reserved A/R Amount (the “Over 90-day A/R Amount”); and

(ii) one-third of the dollar value of Seller accounts receivable which are greater than 60 days past due and less than 91 days past due which do not otherwise constitute a part of the Reserved A/R Amount (the “60-90 Day A/R Amount”).

(c) Five (5) days before the Closing, Seller shall deliver to Buyer a schedule containing the estimated Closing Date Accounts Balance, Inventory Amount, WIP Amount, the Exempt Payroll Expenses and the Net Advanced Billing Amount (the “Purchase Price Schedule”), and a schedule containing the estimated Closing Date Reserved A/R Amount (the “Reserved A/R Schedule”) and a schedule containing the estimated Closing Date Over 90-day A/R Amount and the 60-90 Day A/R Amount (the “Escrow Holdback Schedule”) each as determined in good faith by Seller.

(d) Within thirty (30) days after the Closing, Seller shall deliver to Buyer an actual Purchase Price Schedule (the “Actual Schedule”) as of the Closing Date as determined in good faith by Seller. If on or before ten (10) days following receipt of the Actual Schedule, Buyer does not send written notice to Seller of an Objection to amounts set forth on the Actual Schedules then on such tenth day (or the next succeeding business day if the tenth day is not a business day):

(i) Buyer shall pay to Seller the amount by which the Actual Schedule exceeds the Purchase Price Schedule delivered in accordance with Section 2.2(b);

(ii) Seller shall pay to Buyer the amount by which the Purchase Price Schedule delivered in accordance with Section 2.2(b) exceeds the Actual Schedule.

(i) and (ii) above are referred to as a “Post-Closing Payment Obligation”.

(e) If on or before the ten (10) days following receipt of the Actual Schedule, Buyer sends to Seller written notice of an objection to any amounts set forth on the Actual Schedule with such objection specifying which item Buyer objects to, then the parties shall have five days to resolve the disputed amount. If the parties are unable to resolve the disputed amount, then the amounts that are not in dispute shall be paid, disbursed and/or deposited in accordance with Section 2.2(d) and those that are disputed shall be submitted to an independent appraiser mutually selected by the parties. The determination of the appraiser as to the disputed amount shall be binding on the parties. Disputed amounts that are resolved pursuant to the agreement of the parties or pursuant to an independent appraiser are hereinafter referred to as a “Resolved Amount”. Within two business days of the resolution of an Objection as set forth herein, the Resolved Amount shall be paid in accordance with Section 2.2(d).

2.3 Payment of Purchase Price. At the Closing, Buyer shall pay to Seller in immediately available funds, the Cash Purchase Price as set forth on the Purchase Price Schedule less the Escrow Holdback as set forth on the Escrow Holdback Schedule and Buyer shall deposit the Escrow Holdback into an escrow account with AztecAmerica Bank as escrow agent (the “Escrow Agent”) in accordance with that certain Escrow Agreement in the form of Exhibit A.

2.4 Allocation of Purchase Price. The Purchase Price shall be allocated among the Purchased Assets in accordance with Schedule 2.4. Seller and Buyer jointly shall complete and separately file Form 8594 with their respective federal income tax returns for the tax year in which the Closing Date occurs in accordance with such allocation and guidelines, and neither Seller nor Buyer shall, without the written consent of the other, take a position on any tax return or before any Governmental Agency charged with the collection of any such tax, or in judicial proceeding, that is in any manner inconsistent with the terms of such allocation.

2.5 Release of Escrow Amount; Post-Closing Payment. The parties agree to send joint written instructions to the Escrow Agent to release amounts from the Escrow Holdback and for other post-Closing payments in accordance with this Section 2.5 as follows:

(a) With respect to the Over 90-day A/R Amount, if prior to February 28, 2009, either party shall receive any payment with respect to those accounts constituting the Over 90-Day A/R Amount, such party shall promptly notify the other of the name of the customer and the amount received (the “Paid Over 90-day A/R Amount”). On the last day of each calendar quarter and on February 28, 2009, the parties shall send written notice (the “Over 90-day A/R Notice”) to the Escrow Agent to pay to Seller from the Escrow Holdback any Paid Over 90-day A/R Amounts received by Buyer during such calendar quarter (or during such month, with respect to the February 28, 2009 notice) and to pay to Buyer from the Escrow Holdback any Paid Over 90-day A/R Amounts received by Seller during such calendar quarter (or during such month, with respect to the February 28, 2009 notice). Any Over 90-day A/R Amount remaining as part of the Escrow Holdback after payment of the amounts set forth in the February 28, 2009 Over 90-day A/R Notice shall be paid from the Escrow Amount to Buyer.

(b) With respect to the 60-90 Day A/R Amount, if prior to February 28, 2009, either party shall receive any payment any payment with respect to those accounts constituting the 60-90 Day A/R Amount, such party shall promptly notify the other of the name of the customer and the amount received (the “Paid 60-90 Day A/R Amount”). If Seller receives the Paid 60-90 Day A/R Amount, then it shall promptly pay to Buyer two-thirds of such Amount and the parties shall promptly send written notice (the “60-90 Day A/R Notice”) to the Escrow Agent to pay to Buyer from the Escrow Holdback an amount equal to one-third of the Paid 60-90 Day A/R Amount. If Buyer receives the Paid 60-90 Day A/R Amount, then the parties shall send the 60-90 Day A/R Notice to the Escrow Agent instructing the Escrow Agent to pay to Seller from the Escrow Holdback an amount equal to one-third of the Paid 60-90 Day A/R Amount. Any 60-90 Day A/R Amount remaining as part of the Escrow Holdback at February 28, 2009 shall be paid from the Escrow Holdback to Buyer.

(c) If prior to February 28, 2009, Buyer shall receive any payment with respect to those receivables set forth on the Reserved A/R Schedule, Buyer shall immediately notify Seller of such an occurrence and shall, within three (3) days of receipt thereof, pay to Seller the amount received with respect to such receivable.

2.6 Buyer’s Additional Deliveries. Subject to fulfillment or waiver of the conditions set forth in Article V, at Closing, Buyer shall deliver to Seller the Escrow Agreement duly executed by Buyer, the sublease for Seller’s Glendale Heights facility, in the form of Exhibit E, an assumption agreement executed by Buyer, Nortel Networks and Seller with respect to Buyer’s obligation to assume the Nortel Networks Debt (in a form reasonable to Seller), and such other documents as Seller may reasonably request or as may be otherwise necessary to evidence and effect the sale, assignment, transfer, conveyance and delivery of the Business and Purchased Assets to Buyer, including the Assumption Agreement in the form of Exhibit B.

2.7 Seller’s Deliveries. Subject to fulfillment or waiver of the conditions set forth in Article VI, at Closing, Seller shall deliver to Buyer all the following:

(a) the Escrow Agreement, duly executed by Seller;

(b) a Bill of Sale in the form of Exhibit C, duly executed by Seller;

(c) certificates of title or origin (or like documents) with respect to any equipment included in the Purchased Assets for which a certificate of title or origin is required in order to transfer title;

(d) any consents, waivers or approvals obtained by Seller with respect to the Purchased Assets or the consummation of the transactions contemplated by this Agreement;

(e) the Non-Competition Agreement in the form of Exhibit D, duly executed by Seller and Shareholder;

(f) the original promissory note evidencing the Nortel Networks Debt; and

(g) such other bills of sale, assignments and other instruments of transfer or conveyance as Buyer may reasonably request or as may be otherwise necessary to evidence and effect the sale, assignment, transfer, conveyance and delivery of the Purchased Assets to Buyer.

In addition to the above deliveries, Seller shall take all steps and actions as Buyer may reasonably request or as may otherwise be necessary to put Buyer in actual possession or control of the Business and the Purchased Assets.

ARTICLE III
REPRESENTATIONS, WARRANTIES AND COVENANTS

3.1 Representations, Warranties and Covenants of Seller and Shareholder. Seller and Shareholder, jointly and severally, represent and warrant to Buyer as of the date of this Agreement as follows and covenant that from the date of this Agreement until the Closing Date, that they will not perform any act or permit any action to be taken or condition to exist which would make any of the following representations and warranties untrue in any respect, and confirm that Buyer is relying upon the accuracy of each representation and warranty in connection with the purchase of the Business as a going concern and completion of the transactions contemplated by this Agreement:

(a) Corporate Status. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller and Shareholder each has taken all actions necessary to authorize the execution, delivery and performance of its obligations hereunder.

(b) Authority; Due Execution. Seller and Shareholder each has full power and authority to execute, deliver and perform this Agreement and all of the other documents contemplated hereby to be executed by it (each an “Ancillary Agreement”). This Agreement has been duly executed and delivered by Seller and Shareholder and this Agreement is, and each of the Ancillary Agreements upon execution and delivery will be, legal, valid and binding obligations of Seller and Shareholder enforceable in accordance with their terms (subject to bankruptcy and similar laws affecting creditors’ rights and principles of equity).

(c) Effect of Agreement. Neither the execution and delivery of this Agreement or the Ancillary Agreements nor the consummation of any of the transactions contemplated hereby or thereby nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof will conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, or result in the creation or imposition of any Encumbrance upon any of the Purchased Assets under (i) the articles of incorporation or bylaws of Seller or Shareholder, (ii) any agreement, instrument, right, restriction, license or obligation to which Seller or Shareholder is a party or any of the Purchased Assets is subject or by which Seller or Shareholder is bound, (iii) any judgment, order or decree of any state, federal or local court or tribunal to which Seller or Shareholder is a party or any of the Purchased Assets is subject or by which Seller or Shareholder is bound, or (iv) any federal or state law affecting Seller, Shareholder or the Purchased Assets.

(d) Title to Purchased Assets. Seller has good and marketable title to all of the Purchased Assets, free and clear of all Encumbrances, with the exception of: (i) the lien in favor of Hilco Financial, LLC (“Hilco”) and (ii) the lien in favor of the holders of Two Year Term Notes, as administered by Aequitas Capital Management, Inc. as successor in interest to CGSI Term Note Servicer, Inc. (“Aequitas”). Upon delivery to Buyer on the Closing Date of the instruments of transfer contemplated by Section 2.7, and the lien releases for the liens referenced in the preceding sentence, Seller will hereby transfer to Buyer good and marketable title to the Purchased Assets, subject to no Encumbrances, other than any Encumbrances arising out of, or directly related to the Nortel Networks Debt.

(e) Taxes. Except as Schedule 3.1(e), Seller has, in respect of the Business, accurately and timely filed all tax returns and reports which are required to be filed and has timely paid in full all foreign, federal, state and local taxes (including interest and penalties) which have become due. Except as described above, Seller is not a party to any pending action or proceeding, nor, to Seller’s Knowledge, is any action or proceeding threatened, by any Governmental Agency for assessment or collection of taxes, and no claim for assessment or collection of taxes, has been asserted against Seller. To Seller’s Knowledge, no events have occurred which could result in the imposition on Buyer of any transferred liability for any taxes, penalties or interest due or to become due from Seller. Seller has not granted any extension or waiver of the statute of limitations period applicable to any tax return, which period (after giving effect to such extension or waiver) has not yet expired. Seller has not entered into any agreement or arrangement with any Governmental Agency with regard to the tax liability of Seller. All monies required to be withheld by Seller from any employee, independent contractor, creditor, shareholder or other third party for any and all taxes have been collected or withheld, and either paid to the proper Governmental Agency or set aside in accounts for such purpose.

(f) Proceedings; Compliance with Laws. Except as set forth on Schedule 3.1(f), there are no lawsuits, claims, proceedings or investigations pending and there is no outstanding orders, notices, writs, injunctions or decrees of any court, government or Governmental Agency against or affecting Seller, the Purchased Assets or the Business or, to Seller’s Knowledge, threatened against or affecting Seller in respect of the Purchased Assets or the Business nor, to Seller’s Knowledge, is there any basis for any of the same. Except as set forth on Schedule 3.1(f), there is no lawsuit, claim or proceeding pending in which Seller is the plaintiff or claimant which relates to the Purchased Assets or the Business. The Purchased Assets and their uses comply in all material respects with all applicable federal, state and local laws affecting them and the Business, and Seller has complied in all material respects with all federal, state and local laws which are applicable to the Purchased Assets or the Business.

(g) Licenses, Permits. Seller owns, holds or possesses all licenses, franchises, permits, privileges, immunities, approvals and other authorizations in all applicable jurisdictions necessary or appropriate to conduct the Business, and the conduct of the Business on the date hereof is being conducted in all material respects in compliance with all applicable laws and regulations.

(h) No Omissions. None of the representations or warranties of Seller or Shareholder contained herein, and none of the information referred to in this Article III, and none of the other information or documents furnished or to be furnished to Buyer by Seller pursuant to the terms of this Agreement, is false or misleading in any material respect or omits to state a fact necessary to make the statements herein or therein not misleading in any material respect. To each of Seller’s and Shareholder’s Knowledge, there is no fact which adversely affects or in the future is likely to adversely affect the Purchased Assets or the Business in any material respect which has not been set forth or referred to in this Agreement.

(i) Condition of Assets. The tangible assets being purchased by Buyer pursuant hereto are being sold on an as-is basis in their as-is condition. To Seller’s Knowledge, these assets are in working condition as of the date hereof. No other Person owns or has any right to occupy or use any of the assets used in the Business. The Purchased Assets constitute all of the assets necessary to operate and conduct the Business as currently operated and conducted by Seller.

(j) Employees and Independent Contractors. Set forth on Schedule 3.1(j) is a list of all employees and independent contractors of Seller providing services in support of the Business on the Closing Date (including all Persons currently on short or long-term disability), along with the amount of the current annual salaries and total compensation paid or due for services to each of them for the most recent fiscal year end and the year to date, accrued vacation and sick days, and a full and complete description of all arrangements (oral and written) with regard to each of them with respect to compensation in effect on the Closing Date or agreed to prior to the Closing Date with effect thereafter, including, without limitation, for any all pay, wages, commission, bonus, severance, stay-pay, change in control, profit sharing or similar arrangement. To Seller’s Knowledge, no executive, key employee, or group of employees has any plans to terminate employment with Seller. To Seller’s Knowledge, there is no attempt to organize or establish a labor union or employee association for the employees of Seller. Any and all wages and associated payroll costs and similar charges or amounts with respect to all of the employees owing by Seller will have been paid in full up to the Closing Date.

(k) Intellectual Property. Schedule 1.1(n) lists all the Intellectual Property used in the Business. Except as set forth in Schedule 1.1(n), the Intellectual Property is legally and beneficially owned exclusively by Seller and is used exclusively in the Business and is not the subject of any pending or to Seller’s Knowledge threatened proceeding for opposition, cancellation, reexamination, revocation or rectification and to Seller’s Knowledge, there are no facts or matters which might give rise to any such proceeding. To Seller’s Knowledge, its use of the Intellectual Property is not infringing upon or otherwise violating the rights of any third party in or to such Intellectual Property, and no proceedings have been instituted against, and no notices have been received by, Seller that are presently outstanding alleging that the use of the Intellectual Property infringes upon or otherwise violates any rights of a third party in or to such Intellectual Property. The consummation of the transactions contemplated by this Agreement will not result in the loss of or impairment of any rights in the Intellectual Property. Except as set forth in Schedule 1.1(n), no shareholder, director, officer or employee of Seller owns, directly or indirectly, in whole or in part, any right in the Intellectual Property that Seller has used or the use of which is necessary for the Business as now conducted.

(l) Insurance. Seller has delivered to Buyer true, correct and complete copies of all policies of insurance to which Seller is a party or under which the Business or any officer or director of the Business, is or has been covered at any time within the 3 years immediately preceding the date of this Agreement.

(m) Real Property. Schedule 3.1(m) contains a true, complete and correct list of the Current Real Property. Seller does not now own and has not in the past owned any real property. Except as set forth on Schedule 3.1(m), (a) Seller enjoys peaceful and undisturbed possession of the Current Real Property, (b) to Seller’s Knowledge none of the Current Real Property is subject to any commitment for sale or use by any Person other than Seller, (c) the Current Real Property and each user thereof is in material compliance with all Governmental Requirements (including without limitation all zoning, subdivision and other applicable land use ordinances and by-laws and all health and safety laws and regulations) and all existing covenants, conditions, restrictions and easements, and the current use of the Current Real Property does not constitute a non-conforming use under the applicable zoning ordinances and by-laws. There are no condemnation, eminent domain or expropriation proceedings pending, or to the Knowledge of Seller contemplated or threatened, against the Current Real Property or any part thereof, and Seller knows of no desire of any Governmental Agency to take or use the Current Real Property or any part thereof.

(n) Environmental Matters.

(i) Seller has conducted and is conducting the Business and the operation of the Purchased Assets in compliance with all applicable Environmental Laws.

(ii) Seller has not transported or accepted for transport or arranged for disposal of any Regulated Substance at any Site presently listed on, or to Seller’s Knowledge, proposed to be listed on, the National Priorities List created pursuant to the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, or on any similar list created by any state.

(iii) Seller has received no notice of any Environmental Claim, and knows of no circumstances that are reasonably likely to give rise to any Environmental Claim.

(iv) Seller’s use of the Current Real Property has been in compliance with all Environmental Laws.

(o) Product Warranty.

(i) The current form of each product warranty offered by Seller is attached as Schedule 3.1(o).

(ii) Schedule 3.1(o) sets forth a true and complete list of (A) all products manufactured, distributed or sold by Seller or any predecessor of Seller that have been recalled or withdrawn (whether voluntarily or otherwise) at any time since January 1, 2004, and (B) all proceedings (whether completed or pending) at any time since January 1, 2004 seeking the recall, withdrawal, suspension or seizure of any product sold by Seller or any predecessor of Seller.

(iii) To Seller's Knowledge, there are no defects in design, materials, manufacture or otherwise in any products manufactured, distributed or sold by Seller or any predecessor of Seller since January 1, 2004 or any defect in repair to any such products which could reasonably give rise to any claims in excess of historical warranty expenses.

(iv) Seller has no Knowledge of any circumstances which are likely to cause warranty and other related expenses to materially increase from the average of such expenses for the past five years.

(p) Contracts; No Defaults. Except as described on Schedule 1.1(f) or Schedule 3.1(p), Seller is not a party to or subject to any material agreement, contract or commitment (whether oral or written), and there is no other agreement, contract or commitment that is material to the Business. All the Contracts are valid, binding and in full force and effect and Seller is not in default or, to Seller’s Knowledge is the other party in default. Nothing has occurred which, with or without the passage of time or giving of notice or both, would constitute a default by Seller under any Contract. Each Contract may be assigned to Buyer without the consent of any other Person and without giving notice to any Person regarding this Agreement or the sale and transfer of the Purchased Assets or other transactions contemplated hereby, except as disclosed in Schedule 3.1(p). Complete and correct copies of all written Contracts have been provided to Buyer, which contain the entire agreement between the parties.

(q) Employee Benefit Plans.

(i) Neither Seller nor any ERISA Affiliate has ever maintained adopted or established, contributed or been required to contribute to, or otherwise participate in or been required to participate in, nor will they become obligated to do so through the Closing Date, any “employee pension benefit plan,” as defined in Section 3(2) of ERISA, including any “multiemployer plan,” as defined in Section 3(37) of ERISA.

(ii) Schedule 3.1(q) contains a list identifying each “employee welfare benefit plan,” as defined in Section 3(1) of ERISA, (the “Welfare Plans”) that are presently maintained, administered or contributed to by Seller, or which presently cover any employee or former employee of Seller. Each Welfare Plan has been maintained and administered in compliance with its terms and with all applicable Governmental Requirements.

(iii) Seller has delivered or has caused to be delivered to Buyer true and complete copies of the Welfare Plans.

(iv) No Welfare Plan provides benefits, including without limitation, any severance or other post-employment benefit, salary continuation, termination, death, disability, or health or medical benefits (whether or not insured), life insurance or similar benefit with respect to current or former employees (or their spouses or dependents) of Seller beyond their retirement or other termination of service other than (i) coverage mandated by applicable law, or (ii) benefits, the full cost of which is borne by the current or former employee (or his or her beneficiary).

(v) The Frontrunner Network Systems, Corp. Profit Sharing and 401(k) Plan (the “401(k) Plan”) has been maintained in compliance with its terms and the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to, ERISA and the Internal Revenue Code of 1986, as amended, (“Code”), which are applicable to such 401(k) Plan. The 401(k) Plan is “qualified” within the meaning of Section 401(a) of the Code, and has been qualified during the period from the date of its adoption to the date of this Agreement. There are no pending or, to the knowledge of the Seller and Shareholder, threatened (A) claims, suits or other proceedings by any employees, former employees or plan participants or the beneficiaries, spouses or representatives of any of them, other than ordinary and usual claims for benefits by participants or beneficiaries, or (B) suits, investigations or other proceedings by any federal, state, local or other governmental agency or authority, of or against the 401(k) Plan, the assets held thereunder, or the trustee of any such assets. The Seller and Shareholder have not engaged (A) in any transaction or acted or failed to act in a manner that violates the fiduciary requirements of Section 404 of ERISA, or (B) in any “prohibited transaction” within the meaning of Section 406(a) or 406(b) of ERISA, or of Section 4975(c) of the Code, with respect to the 401(k) Plan. No liability has been incurred by the Seller or by an ERISA Affiliate for any tax, penalty or other liability with respect to the 401(k) Plan. The Seller has made all required contributions under the 401(k) Plan on a timely basis.

(r) Customers and Suppliers. Schedule 3.1(r) contains a true, correct and complete list or description of all of the customers of the Business over the past 2 years. Records of customers of the Business for the last 2 years have not been destroyed (except for computer stored information deleted in the ordinary course of business). The customer list of the Business are true, correct and complete and accurately identify the customers of the Business in all material respect. Seller is the exclusive owner of, and has the unrestricted right to use, the customer list. Neither the customer list nor any information relating to the customers of the Business has, within the 3 years prior to the date of this Agreement, been made available to any Person other than Buyer or a Person that has executed a confidentiality agreement with respect to such information. All transactions with customers have been and are currently conducted on an arm’s length basis. The Business has not entered into any agreement with or made any commitment to any customer of the Business which would require adjustment to price or the granting of any refund, discount or other concession to such customer that is not otherwise set forth in a Contract memorializing such agreement or commitment and included in Schedule 1.1(f) or Schedule 3.1(r). Seller is not required to provide any letters of credit, bonds or other financial security in connection with any arrangements with any customers of the Business. Except as set forth in Schedule 3.1(r), in the last 2 years no supplier or customer of the Business has told Seller that it intends to terminate its relationship with the Business. To Seller’s Knowledge and except as set forth on Schedule 3.1(r), there is no problem or dispute with any existing supplier or customer of the Business.

(s) No Commissions. No Person acting on behalf of Seller has claims to, or is entitled to, under any contract or otherwise, any payment as a broker, finder or intermediary in connection with the origin, negotiation, execution or consummation of the transactions provided for in this Agreement.

(t) Non-Waiver. No investigations made by or on behalf of Buyer at any time will have the effect of waiving, diminishing the scope of or otherwise affecting or mitigating any representation or warranty made in this Agreement or pursuant to this Agreement or the right of Buyer to rely upon such representation and warranty.

(u) No Other Liabilities. To each of Seller’s and Shareholder’s Knowledge, there are no liabilities of Seller or the Business for which Buyer may become liable after the Closing Date, other than the Assumed Liabilities.

3.2 Representations and Warranties of Buyer. Buyer hereby represents and warrants to Seller and Shareholder as follows:

(a) Corporate Status. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of New York. Buyer has taken all actions necessary to authorize the execution, delivery and performance of its obligations hereunder.

(b) Authority; Due Execution. Buyer has full power and authority to execute, deliver and perform this Agreement and all of the Ancillary Agreements to which it is a party. This Agreement has been duly executed and delivered by Buyer and this Agreement is, and each of the Ancillary Agreements upon execution and delivery will be, legal, valid and binding obligations of Buyer enforceable in accordance with their terms (subject to bankruptcy and similar laws affecting creditors’ rights and principles of equity).

(c) Effect of Agreement. Neither the execution and delivery of this Agreement or the Ancillary Agreements nor the consummation of any of the transactions contemplated hereby or thereby nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof will conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, or result in the creation or imposition of any Encumbrance upon any of the Purchased Assets under (i) the articles of incorporation or bylaws of Buyer, (ii) any agreement, instrument, right, restriction, license or obligation to which Buyer is a party, (iii) any judgment, order or decree of any state, federal or local court or tribunal to which Buyer is a party or any of its assets is subject or by which Buyer is bound, or (iv) any federal or state law affecting Buyer or its assets.

ARTICLE IV
ADDITIONAL AGREEMENTS

4.1 Sales and Transfer Taxes; Tax Settlements. Any sales tax directly attributable to the sale or transfer of the Business and Purchased Assets shall be paid by Buyer. Buyer and Seller agree to timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise relieve) or make a report with respect to such sales taxes. Buyer agrees to promptly forward to Seller any Tax Settlement amounts received by Buyer and any correspondence delivered to Buyer with respect to the Tax Settlements.

4.2 Discharge of Liabilities. Seller covenants and agrees that it will pay and discharge, and hold Buyer harmless from, each and every liability and obligation of Seller in respect of the Business or the Purchased Assets arising from events occurring on or prior to the Closing Date, excepting only the Assumed Liabilities, it being understood and agreed that Buyer is assuming no liabilities or obligations of Seller other than the Assumed Liabilities.

4.3 Operation of Business Prior to Closing. From the date hereof until Closing, or until such time as this Agreement is terminated in accordance with Article VIII, as the case may be, Seller shall operate and carry on the Business only in the ordinary course and in a manner consistent with preserving intact the Business organization, retaining the employees identified on Schedule 3.1(j) and preserving the value of the Purchased Assets, the Business and its goodwill with all suppliers, customers, employees and others having business relations with the Business; provided that nothing contained herein shall prevent Seller from distributing any cash in any of its bank accounts to Shareholder.

4.4 Further Assurances. Seller shall, from time to time after the Closing Date when so requested by Buyer, perform, execute, acknowledge or deliver or cause to be performed, executed, acknowledged or delivered, all such further acts, deeds, assignments, transfers, conveyances and assurances as may be required for assigning, transferring, granting, conveying, selling, assuring and confirming to Buyer and its successors and assigns, and for aiding and assisting in reducing to possession, the Business and Purchased Assets transferred to Buyer as herein contemplated.

4.5 Access to Books and Records; Audit.

(a) Prior to March 31, 2009, Buyer and Seller shall be given access, during normal business hours and upon not less than three (3) days written notice, to such of each other’s books and records as are reasonably necessary to determine if such party received any payments on any accounts receivable that made up the Reserved A/R Amount, the Over 90-day A/R Amount and the 60-90 Day A/R Amount. The notice requesting review of such books and records shall include a reference to which books and records the requesting party desires to review.

(b) On or prior to March 31, 2009, Buyer shall provide such cooperation as Seller or Seller’s independent registered public accountants may reasonably request (including, but not limited to, access to accounting personnel of Buyer and the books and records of Buyer) in order for Seller (or its accountants) to complete the tax and financial audits of Seller’s business for the year ended December 31, 2007 and the interim period ending on the Closing Date.

(c) Prior to the five (5) year anniversary of the date hereof, Seller and Shareholder shall be given access, during normal business hours and upon not less than three (3) days written notice, to such books and records of Seller that constitute part of the Purchased Assets (the “Books and Records”) as are reasonably necessary in Seller or Shareholder’s sole discretion to respond to any audit or inquiry by any Governmental Authority. Buyer covenants and agrees not to destroy any of the files, workpapers or other documents which make up the Books and Records prior to the five (5) year anniversary of the date hereof.

4.6 Consents. Prior to the Closing, Seller will use its best efforts to obtain, and to the extent necessary will fully cooperate with Buyer to assist Buyer’s efforts to obtain all authorizations, consents and permits of others required to permit the consummation of the transactions contemplated by this Agreement and the continuation of the Business by Buyer. Without limiting the generality of the foregoing, Seller will use its best efforts to obtain any required consents to the assignment of the Contracts to Buyer.

4.7 Change in Representations and Warranties. In the event Seller learns that any of the representations and warranties of Seller contained in or referred to in this Agreement is or will become inaccurate in any material respect, Seller will give immediate detailed written notice of the inaccuracy to Buyer.

4.8 Employment by Buyer. Upon the Closing, Seller will terminate the employment of all of its employees and Buyer will offer employment to each employee of Seller who is both listed on Schedule 3.1(j) and actively employed by the Business as of the Closing Date (i.e., not on long-term disability or other leave) (collectively, the “Employees”). Buyer’s offer of employment to the Employees will be on substantially similar terms and conditions as Seller employs such Employees. Nothing herein, expressed or implied, confers upon any Employee any rights or remedies of any nature or kind, including, without limitation, any rights of employment with Buyer.

4.9 Liability. Seller will retain and pay all obligations and liabilities arising out of Seller’s employment of the Employees prior to the Closing Date or their termination by Seller, including liability for all claims, with respect to occurrences on or before the Closing Date (regardless of when such claim is filed) arising out of labor or employment (which will include accrued vacation and sick pay), pension contributions, worker’s compensation, disability, unemployment insurance and related matters. Seller will not be liable for any such employment obligations with respect to Buyer’s employment of the Employees after the Closing Date, provided that any such obligations of Buyer do not relate to any act or omission of Seller which occurred prior to the Closing Date.

4.10 Post-Closing Payment; Payment of Employees. Buyer and Seller shall take all steps necessary and shall cooperate with each other to ensure that the Post-Closing Payment Obligations are satisfied in accordance with Section 2.2(d) and (e). Seller agrees to pay all exempt employees on February 22 for the payroll period ending February 22.

4.11 Over 90-Day A/R Amount. If after February 28, 2009, there remains any uncollected receivable (in full or in part) with respect to those accounts constituting the Over 90-Day A/R Amount, Buyer shall transfer the bill for such receivable to Seller (or its designee) and Seller (or its designee) shall be allowed to pursue the payment of such receivable in any manner deemed reasonably necessary by Seller. Buyer acknowledges and agrees that the pursuit of such uncollected receivables shall not be a breach of any covenant of Seller or Shareholder contained herein or in any Ancillary Agreement (including, but not limited to, the Non-Competition Agreement).

4.12 Cafeteria Plan.

(a) Within ten (10) days following the Closing Date, Seller will transfer to Buyer and Buyer will assume the Frontrunner Network Systems Corp. Flexible Spending Account Plan (the “Cafeteria Plan”).

(b) Seller shall pay to Buyer on the date of transfer described above, an amount equal to the aggregate dependent care flexible spending account (the “DFSA”) balances of the Employees as of the Closing Date.

(c) If an Employee’s aggregate elective deferrals to the health care flexible spending account (“HFSA”) under the Cafeteria Plan are in excess of the benefits paid by such HFSA on the Closing Date, the account balance shall be deemed to be a positive number (a “Positive Account Balance”), and if a HFSA under the Cafeteria Plan has paid benefits in excess of an Employee’s aggregate elective deferrals to such HFSA on the Closing Date, the account balance shall be deemed to be a negative number (a “Negative Account Balance”). If, on the Closing Date, the aggregate Positive Account Balances exceed the aggregate Negative Account Balances, Seller shall pay the difference to Buyer on the date of transfer described above. If, however, the aggregate Negative Account Balances exceed the aggregate Positive Account Balances on the Closing Date, Buyer shall pay the difference to the Seller on the date of transfer described above.

(d) Following the transfer referred to above, Buyer or its designee shall be responsible for administering the payment of claims for Employees relating to reimbursements of health care and dependent care expenses prior to the Closing Date but submitted for reimbursement after the Closing Date, including coordination of the remaining balances in the Cafeteria Plan HFSAs and DFSAs so that individual elections are not exceeded.

4.13 401(k) Plan. Within ten (10) days following the Closing Date, Seller will transfer to Buyer and Buyer will assume the 401(k) Plan and Buyer will be substituted for Seller as “Employer” for all purposes under the governing terms of the 401(k) Plan.

ARTICLE V
CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

The obligations of Buyer under this Agreement shall, at the option of Buyer, be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

5.1 No Misrepresentation or Breach of Covenants, Representations and Warranties. There shall have been no material breach by Seller or Shareholder in the performance of any of its covenants and agreements herein; each of the representations and warranties of Seller or Shareholder contained or referred to herein shall be true and correct in all material respects on the Closing Date as though made on the Closing Date, except for changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by Buyer.

5.2 No Restraint or Litigation. No action, suit, investigation or proceeding shall have been instituted or threatened to restrain or prohibit or otherwise challenge the legality or validity of the transactions contemplated hereby.

5.3 Necessary Consents. Seller shall have received any consents, in form and substance reasonably satisfactory to Buyer, to the transactions contemplated hereby from the parties to the Contracts and from Nortel Networks which are necessary to prevent a material adverse change in the Purchased Assets, the Business or in the operations, liabilities, profits, prospects or condition (financial or otherwise) of the Business.

5.4 Corporate Approvals. Seller will have delivered to Buyer proof that its Board of Directors and Shareholder have approved the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement on or prior to the date of this Agreement.

5.5 Escrow Agreement. The Escrow Agent and Seller shall have executed and delivered the Escrow Agreement.

5.6 Liens Releases. Seller shall have delivered to Buyer a lien release from each of Hilco, Aequitas and Dell, releasing all liens they have against the Purchased Assets, in a form acceptable to Buyer’s legal counsel.

5.7 Tax Clearance. A Notification of Sale, Transfer, or Assignment in Bulk and a Notice of Sale or Purchase of Business Assets having been submitted by Buyer to the New York Department of Taxation and Finance and the Illinois Department of Revenue respectively, on February 6, 2008, neither Buyer, Seller nor any of their respective agents or representatives shall have received any notice from the State of New York or the State of Illinois that unpaid taxes are due (other than those taxes that have been collected or have accrued and will be remitted in a timely fashion in the ordinary course of business) or that Buyer should hold back or escrow funds from the Purchase Price.

ARTICLE VI
CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER AND SHAREHOLDER

The obligations of Seller and Shareholder under this Agreement shall, at the option of Seller, be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

6.1 No Misrepresentation or Breach of Covenants and Warranties. There shall have been no material breach by Buyer in the performance of any of its covenants and agreements herein; each of the representations and warranties of Buyer contained or referred to in this Agreement shall be true and correct in all material respects on the Closing Date in as though made on the Closing Date, except for changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by Seller or any transaction contemplated by this Agreement.

6.2 No Restraint or Litigation. No action, suit or proceeding by any Governmental Agency shall have been instituted or threatened to restrain, prohibit or otherwise challenge the legality or validity of the transactions contemplated hereby.

6.3 Escrow Agreement. The Escrow Agent and Buyer shall have executed and delivered the Escrow Agreement.

ARTICLE VII
SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS AND INDEMNIFICATION

7.1 Survival of Representations, Warranties, Covenants and Indemnities. The representations and warranties of this Agreement will, without regard to any investigation by the Parties, survive the Closing until the first anniversary of the Closing Date, at which time they will terminate, except that: (a) the representations and warranties set forth in Section 3.1(e) (Taxes) will survive the Closing until all applicable statutes of limitation, as extended, have expired; (b) the representations and warranties set forth in Section 3.1(n) (Environmental) will survive the Closing for a period of 5 years after the Closing Date; (c) the representations and warranties set forth in Section 3.1(q) (Employee Benefit Plans) will survive the Closing for a period of 3 years after the Closing Date; (d) there will be no time limitation on the representations and warranties set forth in Sections 3.1(b) and 3.2(b) (Authority, Due Execution) and Section 3.1(d) (Title to Purchased Assets); and (e) any good faith claims made in writing by the Indemnified Person prior to the expiration of the applicable survival period with respect to any Loss arising out of any breach of any representation and warranty by any party, will survive until the liability is finally determined. The covenants of the parties to this Agreement, including but not limited to the covenants and indemnities set forth in this Article VII, will survive the Closing until they have been fully satisfied or otherwise discharged.

7.2 Indemnification by Seller and Shareholder. Subject to the terms and conditions of this Article VII, Seller and Shareholder hereby agree to, jointly and severally, defend, indemnify and hold harmless Buyer’s Indemnified Persons from and against all Losses directly or indirectly incurred by or sought to be imposed upon any of them:

(a) resulting from or arising out of any breach of any of the representations or warranties made by Seller or Shareholder hereunder or pursuant to any Ancillary Agreement;

(b) resulting from or arising out of any breach of any covenant or agreement made by Seller or Shareholder in or pursuant to this Agreement or any Ancillary Agreement, document or instrument executed and delivered pursuant to this Agreement, including but not limited to, failure to pay or otherwise discharge any liability or obligation of Seller not included in the Assumed Liabilities;

(c) resulting from or arising out of the conduct of the Business at any time on or prior to the Closing Date including, but not limited to, any proceeding against Seller or Shareholder and any litigation or similar matter arising out of such conduct, whether or not described or required to be described on Schedule 3.1(f), except to the extent that the Loss arises from or relates to an Assumed Liability; provided that any Losses of Buyer related to Seller’s accounts receivable or Maintenance Contracts shall be satisfied solely out of the Escrow Holdback as set forth herein;

(d) resulting from or arising out of any liability, payment or obligation in respect of any Taxes owing by Seller of any kind or description (including interest and penalties) for all the pre-closing tax periods;

(e) resulting from or arising out of any Environmental Claim or any violation of any Environmental Laws which occurred or relate to time periods or events on or prior to the Closing Date; and

(f) resulting from or arising out of any employment matter, except for any Assumed Liabilities.

7.3 Indemnification by Buyer. Subject to the terms and conditions of this Article VII, from and after the Closing Date, Buyer agrees, to defend, indemnify and hold harmless Seller’s Indemnified Persons from any and all Losses directly or indirectly incurred by or sought to be imposed upon them:

(a) resulting from or arising out of any breach of any of the representations or warranties made by Buyer, in or pursuant to this Agreement or in any agreement, document or instrument executed and delivered pursuant to this Agreement or in connection with the Closing;

(b) resulting from or arising out of any breach of any covenant or agreement made by Buyer in or pursuant to this Agreement, any Ancillary Agreement, or any document or instrument executed and delivered pursuant to this Agreement or in connection with any failure to pay, perform or otherwise discharge any of the Assumed Liabilities; and

(c) resulting from or arising out of the conduct of the Business at any time after the Closing Date.

7.4 Limitation on Indemnification. The Buyer Indemnified Persons and Seller Indemnified Persons shall be entitled to indemnification pursuant to this Article VII only if the aggregate amount of the Losses and Expenses incurred by the Buyer Indemnified Person or the Seller Indemnified Person, as the case may be, exceeds $10,000 in the aggregate. The maximum aggregate amount for non-Prevailing Wage Rate Losses (as hereinafter defined) for which the Buyer Indemnified Persons shall be entitled to indemnification shall not exceed $300,000 in the aggregate and $500,000 in the aggregate when combining non-Prevailing Wage Rate Losses with Prevailing Wage Rate Losses; provided, however, the preceding limitations shall not apply to any Losses of a Buyer Indemnified Person related to Seller’s accounts receivable or Maintenance Contracts which shall be satisfied solely out of the Escrow Holdback as set forth herein.

7.5 Notice of Indemnification Claims.

(a) If (i) a Third Party Action is brought against any Indemnified Person that is subject to a right of indemnification under this Article VII, or (ii) any Indemnified Person becomes aware of facts or circumstances establishing that such Indemnified Person has experienced or incurred Losses or will experience or incur Losses subject to indemnification under this Article VII, then such Indemnified Person will give to the Indemnifying Person notice of such claim (“Indemnification Notice”) as soon as reasonably practicable but in no event more than 30 days after the Indemnified Person has received notice of or obtains actual knowledge of such claims (provided that failure to give such notice will not limit the Indemnifying Person’s indemnification obligation hereunder except to the extent that the delay in giving, or failure to give, the notice adversely affects the Indemnifying Person’s ability to defend against the claim). To the extent practicable, the Indemnification Notice will describe with reasonable specificity (A) the nature of and the basis for the indemnification claim, including any relevant supporting documentation, and (B) an estimate of all Losses associated with it.

(b) Defense of Third Party Actions.

(i) Upon receipt of a notice of a Third Party Action subject to an Indemnification Notice under this Section 7.5, the Indemnifying Person will have the right, at its option and at its own expense, to participate in and be present at the defense of such Third Party Action, but not to control its defense, negotiation or settlement, which control will remain with the Indemnified Person, unless the Indemnifying Person makes the election provided in paragraph (ii) below.

(ii) By written notice within 45 days after receipt of a notice of a Third Party Action, an Indemnifying Person may elect to assume control of the defense, negotiation and settlement, with counsel reasonably satisfactory to the Indemnified Person; provided, however, that its right to assume such control will be subject to the Indemnifying Person agreeing in writing (A) to promptly indemnify the Indemnified Person for its expenses to date, (B) that any Losses arising out of the Third Party Action constitute a claim that is subject to indemnification under this Agreement; and (C) to hold the Indemnified Person harmless from and against any and all Losses caused by or arising out of any settlement of the Third Party Action approved by the Indemnifying Person or any judgment in connection with that Third Party Action. The Indemnifying Person will not in the defense of the Third Party Action enter into any settlement which does not include as a term the giving by the third party claimant of an unconditional release of the Indemnified Person, or consent to entry of any judgment except with the consent of the Indemnified Person.

(iii) Upon assumption of control of the defense of a Third Party Action under paragraph (ii) above, the Indemnifying Person will not be liable to the Indemnified Person for any legal or other expenses subsequently incurred in connection with the defense of the Third Party Action.

(iv) If the Indemnifying Person does not elect to control the defense of a Third Party Action under paragraph (ii), the Indemnifying Person will promptly reimburse the Indemnified Person for expenses incurred by the Indemnified Person in connection with defense of such Third Party Action, as and when the same are incurred by the Indemnified Person to the extent that the expense arises from a Loss that is subject to indemnification under this Agreement.

(v) Any Person who has not assumed control of the defense of any Third Party Action will have the duty to cooperate with the party which assumed the such defense.

7.6 Miscellaneous.

(a) Buyer’s Indemnified Persons will be entitled to indemnification under Section 7.2(a) and Seller’s Indemnified Persons will be entitled to indemnification under Section 7.3(a) regardless of whether the matter giving rise to the applicable liability, payment, obligation or expense may have been previously disclosed to any such Person.

(b) If any Loss is recoverable under more than one provision of this Article VII, the Indemnified Person will be entitled to assert a claim for such Loss until the expiration of the longest period of time within which to assert a claim for Loss under any of the provisions which are applicable.

(c) Any claim for indemnification pursuant to Sections 7.2(a) or 7.3(a) of this Agreement must be made in accordance with this Article VII prior to the expiration of the applicable survival period set forth in Section 7.1.

(d) The obligations of the Indemnifying Person will continue with respect to any claims for Losses properly asserted by any Indemnified Person under this Article VII prior to the last date upon which such Indemnified Person may assert such claims until resolution of the claim.

(e) Buyer will undertake commercially reasonable efforts to mitigate all Losses incurred under this Agreement until such time as any claim for Losses under this Agreement is finally and fully resolved, including, without limitation, the time during which Seller may be pursuing claims with respect to such Losses under and with respect to any policy or policies of insurance maintained by Seller prior to the Closing Date. In addition, if and to the extent that such Losses are or may be covered by any such policy or policies of insurance maintained by Seller prior to the Closing Date, Buyer will provide reasonable cooperation and assistance to Seller in conjunction with its efforts to make any and all claims under and with respect to such insurance policies, and any proceeds of such insurance policies which actually are paid or become payable to Buyer will be applied to offset any Losses which otherwise would be paid or become payable by Seller under this Agreement, provided that the prosecution or resolution of any claims under or with respect to such insurance policies will not abate, impair, or delay Buyer’s ability to pursue its rights under this Article VII.

7.7 Payment of Indemnification. Payment of any amount due under this Article VII will be made within 30 days after payment is due.

7.8 Exclusivity. The parties agree that, except in the case of fraud or for a breach of the Non-Competition Agreement or the escrow provisions of this Agreement and the Escrow Agreement, their sole and exclusive remedy for, under or in connection with this Agreement, including, but not limited to, any violations or any breach of this Agreement, will be a claim under and in accordance with the provisions of this Article VII.

ARTICLE VIII
TERMINATION

8.1 Methods of Termination. This Agreement may be terminated as follows:

(a) By mutual consent of Buyer and Seller as evidenced by a writing signed by both parties;

(b) By written notice of Buyer to Seller if any condition to the obligations of Buyer set forth in Article V is not satisfied on or before the Closing;

(c) By written notice of Seller to Buyer if any of the conditions to the obligations of Seller set forth in Article VI is not satisfied on or before the Closing;

(d) By Buyer if the Cash Purchase Price as determined on the Purchase Price Schedule delivered pursuant to Section 2.2(c) is greater than $1 million; and

(e) By either Buyer or Seller upon written notice to the other, if the Closing has not occurred prior to ten (10) days from the date of this Agreement.

8.2 Procedure Upon Termination. In the event of termination pursuant to Section 8.1 hereof, this Agreement shall terminate without further action by either of Buyer and Seller hereto. If this Agreement is terminated as provided herein:

(a) Each party will return all documents and other material relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same; and

(b) Neither Buyer nor Seller shall be under any liability to the other party hereto by reason of this Agreement, its negotiation or its said termination, whether for costs, expenses, damages or otherwise.

ARTICLE IX
GENERAL PROVISIONS

9.1 Definitions. All capitalized terms used in this Agreement and not defined in other sections will have the meanings set forth below:

(a) “Associated Property” means any real property at any time owned, leased or used by Seller in the conduct of the Business.

(b) “Buyer’s Indemnified Persons” means Buyer, its directors, officers, employees, stockholders, and agents.

(c) “Current Real Property” means all real property currently owned or leased by Seller.

(d) “Environment” means any water or water vapor, land (including land surface or subsurface), air, fish, wildlife, biota and all other natural resources.

(e) “Environmental Claim” means any claim, suit, action, litigation, judgment, proceeding, demand, allegation, or any other assertion or threat of assertion of a right to legal, administrative or equitable relief for any loss, damage, liability, obligation, penalty, or injunctive or other equitable remedy of any kind or nature whatsoever (including, without limitation, those arising from common law, statutory enactments or amendments or regulatory promulgations or amendments subsequent to the date of this agreement) relating to, resulting from, or arising out of:

(i) any use of the Purchased Assets or any Associated Property or the conduct of the Business by any Person at any time prior to the Closing Date;

(ii) the presence of any Regulated Substance or the Release or threat of a Release of any Regulated Substance on, at, or from any Associated Property which arises out of the conduct of the Business prior to the Closing Date including, without limitation, such Releases as may begin after the Closing Date and such Releases as may have begun prior to the Closing Date including any such Releases as may continue or persist thereafter;

(iii) the failure to promptly undertake and diligently pursue to completion all investigative, containment, removal, clean-up, disposal or other remedial actions regarding or associated with a Release of any Regulated Substance at any Associated Property;

(iv) the disposal or other disposition of any waste or any other material whatsoever generated or otherwise originating from the conduct of the Business, or from the use or operation of the Purchased Assets, by any Person at any time at any location prior to the Closing Date;

(v) human exposure to any Regulated Substance, noise, vibration or nuisance of any kind arising out of the conduct of the Business, or the ownership, use, sale, operation, conveyance or operation of any Associated Property or the Purchased Assets prior to the Closing Date, including but not limited to exposures associated with any Release of any Regulated Substance;

(vi) any violation by any Person of any Environmental Law arising out of the conduct of the Business prior to the Closing Date and any violation of any Environmental Law which arises after the Closing Date and which results from or relates to the ownership, use, sale, operation, conveyance of the Purchased Assets or the Associated Property by any Person prior to the Closing Date; or

(vii) non-compliance with any Environmental Permit prior to the Closing Date and any non-compliance with any Environmental Permit which occurs or is discovered after the Closing Date and which arises out of, results from or relates to the ownership, use, sale, operation, conveyance of the Subject Assets or the Associated Property by any Person prior to the Closing Date.

(f) “Environmental Law” means any statute, law, ordinance, rule, regulation, permit, standard, cleanup objective, guideline or license of any Governmental Agency relating to the protection of the Environment or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of any substance, waste, pollutant or contaminant (including, without limitation, common law, statutory enactments or amendments or regulatory promulgations or amendments subsequent to the date of this agreement).

(g) “Environmental Permit” means any permit, license, approval, authorization, consent or registration required by any applicable Environmental Law in connection with the ownership, use or operation of the Purchased Assets or the ownership, use or operation of any Associated Property including, without limitation, the storage, treatment, generation, transportation, processing, handling, production or disposal of any Regulated Substance or the leasing, sale, transfer or conveyance of the Purchased Assets of any Associated Property.

(h) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(i) “ERISA Affiliate” means a trade or business, whether or not incorporated, which is deemed to be in common control or affiliated with Seller within the meaning of Section 4001 of ERISA or Sections 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986, as amended (the “Code”).

(j) “Governmental Agency” means any federal, state, local or foreign government, political subdivision, court, agency or other entity, body, organization or group exercising any executive, legislative, judicial, quasi-judicial, regulatory or administrative function of government.

(k) “Governmental Requirement” means any published law, statute, ordinance, directive or regulation of any Governmental Authority.

(l) “Indemnified Person” means any Person entitled to be indemnified under this Article VII.

(m) “Indemnifying Person” means any Person obligated to indemnify another Person under this Article VII.

(n) “Knowledge” means, with respect to any party, actual knowledge after reasonable inquiry by such party, including directors, officers, partners, executors or trustees of that party and, with respect to Seller, shall include actual knowledge of [Insert Names], of the relevant subject matter or on the basis of such knowledge of the relevant subject matter as such party would have had if it had conducted a reasonable investigation regarding the accuracy of any representation or warranty contained in this Agreement.

(o) “Loss” and “Losses” means any and all losses, damages, liabilities, payments, costs and obligations, awards, judgments, fines, penalties, damages, expenses, deficiencies or other charges, and all expenses related to them. Losses will include any reasonable legal fees and costs incurred by any of the Indemnified Persons subsequent to the Closing in good faith defense of any Third Party Action, whether or not any liability or payment, obligation or judgment is ultimately imposed against the Indemnified Person.

(p) “Person” means any Governmental Agency, individual, association, joint venture, partnership, corporation, limited liability company, trust or other entity.

(q) “Prevailing Wage Rate Losses” means any Losses and Expenses incurred by a Buyer Indemnified Person arising out of, or resulting from, Seller’s failure to comply with New York State’s Public Work Prevailing Wage Rate prior to the Closing Date.

(r) “Regulated Substance” means any substance, waste, pollutant or contaminant, as defined in or regulated by any applicable Environmental Law or as determined by any Governmental Agency.

(s) “Release” has the meaning given to that term in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. Section 9601, et seq.), and the regulations promulgated under it.

(t) “Seller’s Indemnified Persons” means Seller, Shareholder, or any of their directors, officers, employees, shareholder and agents.

(u) “Third Party Action” means any written assertion of a claim, or the commencement of any action, suit, or Proceeding, by a third party against an Indemnified Person with respect to which it is reasonably foreseeable that an Indemnified Person would be entitled to indemnification under Article VII.

9.2 Public Announcement. Shareholder shall have the authority to issue any press release or other public announcement accurately reflecting the transactions contemplated by this Agreement, as determined by Shareholder in its sole discretion. Shareholder shall use its commercially reasonable best efforts to provide Buyer with a copy of such press release or public announcement prior to its release.

9.3 Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given, delivered and received (a) when delivered, if delivered personally, (b) four (4) days after mailing, when sent by registered or certified mail, return receipt requested and postage prepaid, and (c) one (1) business day after delivery to a private courier service, when delivered to a private courier service providing documented overnight service, in each case addressed as follows:

If to Seller:

Frontrunner Network Systems, Corp.
c/o Capital Growth Systems, Inc.
Attention: Dan Kardatzke
500 West Madison Street, Suite 2060
Chicago, Illinois 60661

with a copy to:

Mr. Mitchell D. Goldsmith
Shefsky & Froelich Ltd.
111 East Wacker Drive, Suite 2800
Chicago, IL 60601
(312) 836-4006

If to Buyer:

Williams Interactive Media Inc.
c/o Williams Telecommunications
Attention: Mr. Jim Williams, President
5610 Kennedy Road
Mississauga, Ontario
L4Z 2A9

with a copy to:

George Eydt
150 King Street West
P.O. Box 30, Suite 2309
Toronto, Ontario M5H1J9
(416) 595-2671

or to such other address or addresses as may hereafter be specified by notice given by any of the above to the others.

9.4 Successors and Assigns. The rights of either party under this Agreement shall not be assignable by either party hereto prior to the Closing without the written consent of the other. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns. The successors and permitted assigns hereunder shall include without limitation, any permitted assignee as well as the successors in interest to such permitted assignee (whether by merger, liquidation (including successive mergers or liquidations) or otherwise). Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than the parties and successors and assigns permitted by this Section 9.4 any right, remedy or claim under or by reason of this Agreement.

9.5 Entire Agreement; Amendments. This Agreement and the Exhibits and Schedules referred to herein and the documents delivered pursuant hereto contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersede all prior agreements, understandings or letters of intent between or among any of the parties hereto. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of the parties hereto.

9.6 Interpretation. Article titles and headings to sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. The Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein.

9.7 Waivers. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by an authorized representative of such party. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

9.8 Expenses. Each party hereto will pay all costs and expenses incident to its negotiation and preparation of this Agreement and to its performance and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel and accountants.

9.9 Partial Invalidity. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

9.10 Execution in Counterparts. This Agreement may be executed in one or more counterparts, whether by original, photocopy or facsimile, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to each of Seller and Buyer.

9.11 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws (as opposed to the conflicts of law provisions) of the State of Illinois.

9.12 Currency. All dollar amounts appearing in this Agreement are U.S. dollars.

9.13 Recitals. The Recitals set forth above are hereby incorporated in and made a part of this Agreement by this reference.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

SELLER:

FRONTRUNNER NETWORK SYSTEMS CORP.

By:	/s/ Jonathan Wynne Evans
Jonathan Wynne Evans, President

SHAREHOLDER:

CAPITAL GROWTH SYSTEMS, INC.

By:	/s/ Patrick C. Shutt
Patrick C. Shutt, CEO

BUYER:

WILLIAMS INTERACTIVE MEDIA INC.

By:	/s/ Jim Williams
Jim Williams, President